Exhibit 5.6

1501 McGill College Avenue , 26th Floor, Montreal Canada  H3A 3N9

Telephone : 514.841.6400    Fax : 514.841.6499

February 13, 2004

Couche-Tard U.S. L.P., and
Couche-Tard Financing Corp.
1500 North Priest Drive
Tempe, Arizona  85281

Offer to Exchange 7½% Senior Notes due 2013 of
Couche-Tard U.S. L.P. and Couche-Tard Financing Corp.

Ladies and Gentlemen:

We have acted as Québec and Ontario counsel to Alimentation Couche-Tard Inc., ACT Financial Trust, Couche-Tard Inc., Couche-Tard/Mac’s L.P., Dépan-Escompte Couche-Tard Inc., Dunkin Donuts Master Franchisee Québec Inc. and Mac’s Convenience Stores Inc. (collectively, the “Covered Guarantors”) in connection with the proposed registration (the “Exchange Offer”) by Couche-Tard U.S. L.P. and Couche-Tard Financing Corp. (collectively, the “Issuers”) of up to U.S.$350,000,000 aggregate principal amount of the Issuers’ 7½% Senior Notes due 2013 (the “Exchange Notes”) pursuant to a Registration Statement on Forms F-10, S-4 and F-4 filed with the Securities and Exchange Commission (the “SEC”) on February 13, 2004 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).  The obligations of the Issuers under the Exchange Notes will be guaranteed (the “Guarantees”) by the guarantors listed on Schedule A hereto, including the Covered Guarantors (the “Guarantors”).  The Exchange Notes and the Guarantees will be issued pursuant to an indenture (as amended and supplemented from time to time, the “Indenture”), dated December 17, 2003 among the Issuers, the Guarantors and Wells Fargo Minnesota, N.A. (the “Trustee”), as trustee.  The Exchange Notes and the Guarantees will be issued in exchange for and in replacement of the Issuers’ 7½% Senior Notes due 2013, of which U.S.$350,000,000 in aggregate principal amount is outstanding.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of the opinions expressed below, including (i) the organizational documents of the Covered Guarantors, (ii) minutes and records of the corporate, limited partnership or trust, as applicable, proceedings of the Covered Guarantors with respect to the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) a certificat d’attestation issued by l’Inspecteur général des institutions financières for each of Alimentation Couche-Tard Inc., ACT Financial Trust, Couche-Tard Inc., Couche-Tard/Mac’s L.P., Dépan-Escompte Couche-Tard Inc. and Dunkin Donuts Master Franchisee Québec Inc. dated February 13, 2004

Montréal  •  Toronto  •  New York  •  Beijing  •  Paris

(collectively, the “Certificate of Attestation”), (vi) a certificate of compliance issued by Industry Canada for Couche-Tard Inc. dated February 13, 2004 (the “Certificate of Compliance”) and (vii) a certificate of status issued by the Ontario Ministry of Consumer and Commercial Relations for Mac’s Convenience Stores Inc. dated February 13, 2004 (the “Certificate of Status”).

We have also examined such statutes, public, corporate, partnership or trust records, as applicable, of the Covered Guarantors and such documents and certificates of officers of the Covered Guarantors and others (including governmental authorities and government officials), and we have considered such questions of law, as we have considered relevant and necessary as a basis for the opinions expressed below.

In all such examinations we have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, photostatic or facsimile copies.  We have also assumed that the Indenture has been duly authorized, executed and delivered by the Issuers and the Trustee and is a valid and legally binding obligation of the Issuers, the Trustee and the Covered Guarantors.

For the purposes of the opinion expressed in paragraph 1 below, we have relied, as to existence only, on the Certificate of Attestation, the Certificate of Compliance and the Certificate of Status, as applicable, for each of the Covered Guarantors.

The opinions expressed below are limited to the laws of the Provinces of Québec and Ontario and the federal laws of Canada applicable in such provinces.

Based upon and subject to the foregoing, we are of the opinion that:

1.                             Each of the Covered Guarantors is organized, amalgamated, formed or constituted, as applicable, and existing under the laws of the jurisdiction governing its existence; and

2.                             Each Guarantee of the Covered Guarantors has been duly authorized by all necessary corporate, partnership or trust action, as applicable, on the part of each Covered Guarantor and, when the Exchange Notes have been duly executed and delivered by or on behalf of the Issuers in the form contemplated by the Indenture and authenticated by the Trustee, each Guarantee of the Covered Guarantors has been duly executed and, to the extent delivery is governed by the laws of the Provinces of Québec or Ontario, will have been validly delivered by the Covered Guarantor that is a party thereto.

The foregoing opinions are given as of the date hereof and assume that no change in applicable law will occur between the date hereof and the date of the issuance and sale of the Exchange Notes and the Guarantees.

We hereby consent to the filing of this opinion letter as Exhibit 5.2 to the Registration Statement and to the references to us in the section “Description of the Notes—

Enforceability of Judgments Against Parent and the Covered Guarantors” and under the captions “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Yours very truly,

/s/ Davies Ward Phillips & Vineberg LLP

SCHEDULE A

Alimentation Couche-Tard Inc.

Dépan-Escompte Couche-Tard Inc.

Couche-Tard Inc.

Couche-Tard/Mac’s L.P.

Mac’s Convenience Stores Inc.

3053854 Nova Scotia Company

3055854 Nova Scotia Company

ACT Financial Trust

Dunkin Donuts Master Franchisee Quebec Inc.

Mac’s Convenience Stores LLC

The Circle K Corporation

Circle K Stores Inc.

Circle K Enterprises Inc.